PROMISSORY NOTE

$110,000.00	June 1, 2001

        FOR VALUE RECEIVED, Kenneth M. Hagerstrom (“Maker”) promises to pay to the order of New Horizons Worldwide, Inc. (“Holder”) the principal amount of One Hundred Ten Thousand Dollars ($110,000.00) in a single lump sum on June 1, 2004; provided, however, that all or portion of the principal amount shall be prepaid as hereinafter provided. Interest shall accrue on the outstanding principal balance at the rate of seven percent (7%) per annum and shall be payable annually commencing April 1, 2002 and together with any payments of principal hereunder.

        The outstanding principal balance and accrued interest (a) shall become immediately due and be prepaid in full upon Maker’s termination of employment with Holder and all affiliates of Holder and (b) shall become immediately due and be prepaid in full or in part in an amount equal to sixty percent (60%) of any (i) cash bonuses paid to Maker by Holder or any affiliate of Holder’s and/or (ii) proceeds from the sale of common shares of Holder acquired by Maker through the exercise of options granted by Holder. The outstanding principal may also be voluntarily prepaid in whole or in part by Maker at any time without premium or penalty.

        All payments of principal and interest shall be paid in lawful money of the United States of America to Holder at 1231 East Dyer Road, Suite 140, Santa Ana, California 92705-5605, or at such other place as the Holder shall designate in writing to Maker from time to time.

        This Note shall, at the option of the Holder, become immediately due and payable in the event (a) the Maker shall fail to make any payment of principal or interest when due; or (b) any court of competent jurisdiction shall enter an order (i) adjudicating the bankruptcy of Maker or (ii) appointing a trustee or approving a petition for, or effecting an arrangement in bankruptcy, a reorganization pursuant to the Federal Bankruptcy Act or any other judicial modification or alteration of the rights of Holder or of any other creditors; or (c) Maker shall file any petition or take or consent to any other action seeking any judicial order of the type described in the preceding clause (b), or make an assignment for the benefit of creditors.

        Maker hereby waives presentment, demand for payment, notice of dishonor, notice of protest, and all other notices or demands in connection with the delivery, acceptance, performance, default, endorsement or guarantee of this Note.

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Kenneth M. Hagerstrom